EXHIBIT 99.1

Dionex Reports Strong Sales and Earnings Growth for the Fourth Quarter

SUNNYVALE, Calif., Aug. 12, 2010 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced sales and earnings for the fourth quarter of fiscal 2010 and for the full year ended June 30, 2010.

For the fourth quarter of fiscal 2010, sales were $107.0 million, an increase of 14% compared with the $94.2 million reported in the fourth quarter of last year. Currency fluctuations had a small positive impact on sales in the fourth quarter compared with the same period last year. Organic sales growth for the fourth quarter was 8% compared with the fourth quarter of last year. Diluted earnings per share were $0.81 for the fourth quarter, an increase of 29%, compared with the $0.63 reported in the fourth quarter of last year.

For the full year ended June 30, 2010, sales were $419.6 million, an increase of 9% compared with the $385.0 million reported for the last fiscal year. Currency fluctuations increased sales by $11.3 million, or 3%, for the full year compared with the full fiscal year 2009. Organic sales growth for the fiscal year was 3% compared with fiscal year 2009. Diluted earnings per share were $3.28, an increase of 8% compared with the $3.04 reported for the full fiscal year 2009.

During the quarter, the Company repurchased 299,518 shares of its common stock for $23.7 million. In the full fiscal year 2010, the Company repurchased a total of 775,644 shares of its common stock for $54.9 million.

Frank Witney, President and Chief Executive Officer, commenting on the quarter, said, "We are very pleased with our fourth quarter operational and financial results, as well as the momentum we carry into our new fiscal year. We had very strong sales growth for the quarter of 14% compared with the fourth quarter last year. In addition, we were able to report full year revenue growth despite the difficult economic conditions experienced in our first six months of this fiscal year. Looking at our fourth quarter results, we are particularly pleased with our strong operating income growth of 21% and we grew our diluted earnings per share by 29%.

"We experienced fourth quarter sales growth in all three of our major geographic regions. North America continued its strong performance from the third quarter growing 26% compared with the fourth quarter last year due to a strong demand in our life sciences, chemical/petrochemical, food & beverage and environmental markets. European sales were up slightly in both reported and local currency with increased life sciences and chemical/petrochemical demand partially offset by weaker environmental and power demand. In Asia, our sales in the fourth quarter grew by 18% in reported dollars and 15% in local currency driven by continued strong sales growth primarily in India, Taiwan, Australia and China.

"We saw increased demand in most of our customer markets as life sciences, chemical/petrochemical, food & beverage, power and electronics all showed good growth this quarter.

"Sales of our ion chromatography products were up 9% in the fourth quarter due to strong demand in North America and Asia/Pacific regions for our IC instrumentation and consumables. We experienced growth of 31% in HPLC products where we saw strong growth in both North America and Asia/Pacific. Excluding the sales of ESA products, HPLC sales grew in the high-single digits.

"In the last six months of fiscal 2010, we have seen the steady recovery of the global economy as evidenced by our reported financial results. We ended the fiscal year with a strong fourth quarter and good momentum that we believe will extend into fiscal 2011. We introduced a number of important new products this fiscal year, including capillary ion chromatography and UHPLC+, both of which are receiving good customer reception. Given these factors, we are optimistic about the upcoming fiscal year. We estimate that net sales will be in the range of $98-$101 million in the first quarter of fiscal 2011 and that diluted earnings per share will be in the range of $0.60-$0.63 per share. For the full year, we estimate that sales will be in the range of $440-$448 million and diluted earnings per share will be $3.56-$3.64. Among the assumptions on which our guidance is based are: (1) currency rates will have a negative impact of approximately 2 percentage points on sales and earnings per share for fiscal 2011; (2) our organic sales growth rate for fiscal year 2011 will be in the range of 6-9%; (3) our gross margin will be in the range of 66%-67%; (4) our operating expenses will grow slower than sales, and (5) our tax rate for the fiscal year will be in the range of 33%-34%."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the fourth quarter results in a conference call on Thursday, August 12, 2010, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Friday, August 13, 2010 until 5:00 p.m. PT, Thursday, September 30, 2010.

Certain statements contained herein that are not purely historical (such as statements related to the Company's future plans and prospects including its sales and earnings growth estimates) may be deemed to be forward-looking statements which are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of the Company that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors including: foreign currency fluctuations, demand for analytical instrumentation, economic conditions in the areas in which the company sells its products, and competition from other products and other factors listed in the Company's most recent reports on Form 10-K and Form 10-Q. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company's results of operations for the fourth quarter and full year ended June 30, 2010 are not necessarily indicative of the Company's operating results for any future periods. Any projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

DIONEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2010	2009	2010	2009

Net sales	$ 106,997	$ 94,176	$ 419,607	$ 385,048
Cost of sales	36,327	34,285	139,637	128,651
Gross profit	70,670	59,891	279,970	256,397

Operating expenses:
Selling, general and administrative	41,357	35,427	160,062	143,171
Research and product development	8,406	7,243	31,586	28,979
Total operating expenses	49,763	42,670	191,648	172,150

Operating income	20,907	17,221	88,322	84,247

Interest income, net	231	138	167	807
Other expense	(539)	(891)	(1,661)	(1,781)

Income before taxes on income	20,599	16,468	86,828	83,273
Taxes on income	6,193	5,030	27,772	27,818
Net income	$ 14,406	$ 11,438	$ 59,056	$ 55,455

Basic earnings per share	$ 0.82	$ 0.64	$ 3.35	$ 3.10
Diluted earnings per share	$ 0.81	$ 0.63	$ 3.28	$ 3.04
Shares used in computing per share amounts:
Basic	17,558	17,789	17,643	17,903
Diluted	17,890	18,107	17,983	18,228

DIONEX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AT JUNE 30, 2010 AND JUNE 30, 2009
(In thousands)
(Unaudited)

	June 30, 2010	June 30, 2009

ASSETS

Current assets:
Cash, cash equivalents and short term investments	$ 70,278	$ 70,325
Accounts receivable, net	86,780	70,535
Inventories	37,458	31,274
Other current assets	33,027	34,088

Total current assets	227,543	206,222

Property, plant and equipment, net	76,062	71,927
Goodwill and other intangible assets	48,872	37,860
Other assets	9,511	13,975
	$ 361,988	$ 329,984

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$ 3,149	$ 64
Accounts payable	17,303	16,545
Accrued liabilities	59,183	53,781
Income taxes payable	5,247	4,581
Accrued product warranty	2,532	3,028

Total current liabilities	87,414	77,999

Deferred income taxes and other liabilities	23,699	28,055
Stockholders' equity	250,875	223,930
	$ 361,988	$ 329,984
CONTACT:  Dionex Corporation
          Craig McCollam
          (408) 481-4107